Exhibit (h)(4)(i)

AMENDMENT TO AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

ING MAYFLOWER TRUST

This Amendment, effective as of April 1, 2010, amends the Amended and Restated Administrative Services Agreement (the “Agreement”) dated November 30, 2008, between ING Funds Services, LLC, a Delaware limited liability company (the “Administrator”) and ING Mayflower Trust, a Massachusetts business trust (the “Trust”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of April 1, 2010.

NOW, THEREFORE, the parties agree as follows:

1.                                       The second paragraph of Section 6 is hereby deleted in its entirety.

2.                                       Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.                                       In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING MAYFLOWER TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING FUNDS SERVICES, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President